Exhibit 2.2

PLAN OF MERGER

AND STOCK PURCHASE AGREEMENT

BY AND AMONG

MODAVOX, INC.

AND

NEW AUG, LLC.

AND

NEWCO

January 16 , 2009

PLAN OF REORGANIZATION
AND
STOCK PURCHASE AGREEMENT

This Plan of Reorganization and Stock Purchase Agreement (“Agreement”) is entered into as of this 16th day of January, 2009 by and among Modavox, Inc. (“Buyer”), a Delaware corporation; New Aug, LLC (“Seller”), a Delaware limited liability company; and Augme Mobile, Inc. (“Newco”), a Delaware corporation.  This Agreement in its entirety represents the Plan of Reorganization and Stock Purchase Agreement between Buyer, Seller and Newco.  Buyer, Newco and Seller are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A.            Seller operates a technology and software company that specializes and in mobile marketing solutions and services (the “Business”).

B.           Seller will transfer all of the assets and operations of the Business and substantially all of the assets of Seller to Newco.  Assets transferred will include intellectual property, trademarks, and other intangibles, software, and all other technology.  Seller’s liabilities will not be tranferred into Newco and must be cleared prior to the Closing Date; provided, however, that existing contracts related to current and ongoing delivery of services and management of the company will be transferred and honored by Newco.

C.           Buyer will acquire a majority interest totaling 60% of the stock of Newco from Seller at the Closing, all upon the terms and subject to the conditions and provisions set forth in this Agreement.  Seller also grants to Buyer a contingent option to acquire, after twelve (12) months, the remaining minority interest in Newco.

D.           Except as specifically provided in this Agreement, neither Buyer nor Newco will assume any Liabilities, actual or contingent, of either Seller or the Business.

AGREEMENT

In consideration of the Recitals, promises, representations, warranties and covenants contained in this Agreement, the parties agree as follows.

1.           Definitions.

 “Acquired Assets” shall mean the assets used in, or held for use in, the Business, excluding Cash (except that cash deposits and pre-pays from customers for work yet to be done post-Closing by Newco will be a transferred Acquired Asset), including all of the following:

Assets.  Assets transferred will include intellectual property, trademarks and other intangibles, software, and all other technology including but not limited to the following:

1.           ALL source codes, software, and technology that comprise Seller systems, including but not limited to the creation of QR codes or datamatrix barcodes, websites, and any designs, diagrams, illustrations, enhancement or functionality plans, or anything deemed by Modavox and Seller as Seller Technology;

2.           Domain Names: Augme.com and any other domain owned, operated, purchased, hosted, or managed for the purpose of retailing the Seller system either in use or practice; and

3.           Any trademark or patent related items belonging to Seller and any technology being developed by Seller for future release.

Inventory.  All of the inventories and supplies of the Business as of the Closing Date (the “Inventory”).

Accounts Receivable.  All accounts receivable of as of the Closing Date (the “Accounts Receivable”).

Contracts.  All of the rights in, to and under any and all contracts of the Business (the “Assumed Contracts”).  To the extent that any Contracts are not assignable as provided in this Agreement without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof.  Seller agrees to obtain the consent, in form and substance reasonably satisfactory to Buyer, of such other party to the assignment of any such Assumed Contract to the Business, as owned by Buyer, in all cases in which such consent is or may be required for such assignment.

Intellectual Property.  All rights in and to all Intellectual Property as defined below.

Miscellaneous.  Any and all approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies related to the Business.  Any books and records relating to the Business, the Acquired Assets or Assumed Liabilities.

 “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

“Cash” means cash and cash equivalents.

“Closing” has the meaning set forth in Section 2.6 below.

“Closing Date” has the meaning set forth in Section 2.6 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Damages” has the meaning set forth in Section 8.1 below.

“Employee(s)” means the individuals who were employed directly or indirectly by Seller or Newco prior to the Closing.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Encumbrance” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanics’, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Excluded Assets” means any asset of Seller listed as an Excluded Asset on Exhibit A.

“Intellectual Property” means any and all interests in and to (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) the Augme name and all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing, production and research processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) all computer software, including software, and any and all proprietary rights thereto, (f) all other proprietary rights, (g) all copies and tangible embodiments of the foregoing (in whatever form or medium), (h) the website having the web address of  www.augme.com, (i) all office and studio phone and fax numbers, (j) active and conceptual work projects, new project ideas conceived or in process, ideas and concepts relating to operations marketing and management, and (k) goodwill associated with all of such intellectual property.

"Knowledge"--an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a)           that individual is actually aware of that fact or matter; or

(b)           a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a member, manager, director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

 “Liabilities.”  All obligations of Seller or Newco under the contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, including (i) obligations of Seller or Newco to pay any Employee expenses such as salaries, wages, benefits, withholding, social security or unemployment taxes; (ii) any long or short-term debt of Seller or Newco (including any obligations to pay for Trade Accounts Payable incurred prior to the Closing Date); (iii) any Liability of Seller or Newco, any other Person for Taxes, (iv) any obligation of Seller or Newco to indemnify any one including by reason of the fact that such Person was a director, manager, officer, shareholder, Employee or agent of Seller or Newco; (v) any Liability of Seller or Newco for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (vi) any Liability or obligation of Seller or Newco under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

 “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Manager(s)” means the individuals who were managing members of Seller or Newco prior to the Closing.

 “Ordinary Course of Business” means the ordinary course of business in the Business consistent with past custom and practice of Seller.

“Person” means an individual, corporation, partnership or limited liability company or any other legal entity or organization.

“Purchase Price” has the meaning set forth in Section 2.4 below.

“SEC” means the U.S. Securities and Exchange Commission.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, membership interests, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Accounts Payable” means the accounts payable arising from the Seller’s regular historical suppliers of services and materials to customers of the Business.

2.           Basic Transaction.

2.1           Reorganization of Seller.  Subject to the terms and conditions of this Agreement, prior to the Closing Date Seller will transfer to Newco, free and clear of all Encumbrances, all of the Acquired Assets, but not the Excluded Assets, in exchange for 100% of the common stock of Newco.

2.2           Purchase and Sale of Stock.  On the Closing Date, and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, free and clear of all Encumbrances, 60% of the issued and outstanding common stock of Newco, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, all of such common stock for the Purchase Price, described in Section 2.4.

2.3           No Assumption of Liabilities.  Neither Buyer nor Newco will assume or have any responsibility with respect to any obligation or any of the Liabilities of either Seller or the Business except for any Liability arising after the Closing under contracts of the Business;  provided, however, that existing contracts related to current and ongoing delivery of services and management of the company will be transferred and honored by Newco.

2.4           Purchase Price.  The total purchase price (the “Purchase Price”) will be (i) $1,000,000 in operating cash (”Majority Cash”) transferred by Buyer to Newco; (ii) issuance to Seller of shares of Buyer’s common stock (MDVX: Modavox “Commons Stock”) as defined in Section 2.4(c) below  (“Majority Equity”); and (iii) grant to Newco of an exclusive, fully paid, perpetual and irrevocable license to use, including the rights to sublicense, Modavox Patent No. 6,594,691 and Patent No. 7,269,636 (the “Modavox Patents”) with respect to the business of providing mobile interactive services, including SMS, MMS, targeted mobile ad delivery and 2D/QR barcode publishing and management directly to Internet and Mobile Internet Destinations (the “Modavox Licenses”).

a. The Majority Cash will be transferred to the account of Newco on the Closing Date, which shall be no later than March 31, 2009, to be used for Newco operational requirements and the continued development of Newco business strategies, sales infrastructure, product development, and product deployment.

b. Upon the Parties’ execution of this Agreement, which date shall not be later than January 16, 2009 (the “Agreement Date”), Seller/Newco will be granted an exclusive license to use, including the right to sublicense the Modavox Patents with respect to the business of providing mobile interactive services, including SMS, MMS, targeted mobile ad delivery and 2D/QR barcode publishing and management directly to Internet and Mobile Internet destinations.

c. The share price of Modavox common stock used to calculate the number of shares required for the Majority Equity (“Acquisition Share Price”) will be the lesser of (i) $1.50 per share, or (ii) the closing price of Modavox stock on the Agreement Date, or (iii) the average closing price of Modavox stock during the 30-day period preceding Agreement Date. The number of Modavox shares included in the Majority Equity will be $2,900,000 divided by the Acquisition Share Price. (For example, if Acquisition Share Price remains $1.50 per share, the number of shares that comprise the Majority Equity would be 1,933,333 shares.)

d. Modavox has or will issue to Seller Modavox Common Stock shares, as evidenced by two (2) Common Stock Certificates, as follows: (i) a 200,000 shares certificate (the “First Certificate”); and (ii) a shares certificate for the number of shares necessary to reach the Majority Equity when combined with the First Certificate (e.g., 1,733,333 shares if the Acquisition Share Price remains $1.50 per share) (the “Second Certificate”). The First Certificate was issued to Seller following the Parties’ execution of a Letter of Intent to enter into the transaction contemplated hereunder.  Upon the Agreement Date, a lawyers trust (or lawyers trusts) will be established (i) to hold the Second Certificate until the Closing Date, at which time the Second Certificate will be delivered to Seller; and (ii) to hold a share certificate representing 60% of the common stock of Newco until the Closing Date, at which time such share certificate will be delivered to Modavox.

e. As commitment to the success of Newco, Seller Management (i) will contract to provide services for a period of at least twelve (12) months after the Transaction Date; and (ii) will not sell any interest in Newco for a period of one year after the Closing Date.

f. Except with respect to Modavox shares evidenced by the First Certificate, all shares of Modavox common stock transferred under this Agreement will have a restricted legend limiting resale, and the restrictions will not be lifted for twelve (12) months after the Closing Date, unless a change in control or acquisition of Modavox occurs in which case the restriction is void.

g. If for any reason Modavox is unable by March 31, 2009 (or, as extended by written agreement of both Parties), to secure appropriate financing (whether by investment, acquisition and/or settlement with infringing entities in connection with pending patent and validity litigation) or otherwise fails to provide to Newco the Majority Cash as described in Section 2.4(a), or, in the event Modavox is acquired on or before March 31 (or as mutually extended) as described in Section 2.4(i), Modavox fails to pay the consideration described in Section 2.4(i), then both parties agree that the purchase described in Section 2.2 (or, if applicable, in Section 2.4(i)) will not occur (and shares of Modavox and Newco held in trust as described in Section 2.4(d) above will be returned to Modavox and Seller respectively); provided, however, that the parties further agree that:

(i) Seller will retain ownership of the Modavox Common Stock evidenced and conveyed by the First Certificate; and

(ii) Seller will retain its rights to the Modavox Licenses  as described in Section 2.4(b) provided that Seller pays to Modavox the transaction-based /“click-through”-based license fees (“Per Transaction License Fees”) described below related to Seller’s (and Seller’s clients’) use of the Modavox Patents.  Such Per Transaction License Fees will be equal to five percent (5%) of the click-through/transaction fees collected by Seller from Seller’s clients or end users related to use of the Modavox Patents.  For purposes of this paragraph, a Transaction occurs any time a consumer accesses content or information through Seller’s mobile interactive systems and services (or through a Seller sub-licensee) which information is customized for the consumer due to Seller’s use of the Modavox Patents.

h. At any time after the Closing Date, if (i) Modavox discontinues its current business operations, declares bankruptcy or experiences a liquidation event, then Seller will be granted an option to re-acquire a portion of Majority Interest (“Buy Back Option”). The Buy Back Option is defined as follows:

1. Seller will have a 30-day option to re-acquire from Modavox 44.62% of Newco in exchange for Seller returning to Modavox the number of Modavox shares issued to Seller as Majority Equity;

2. Modavox will retain 15.38% ownership interest in Newco, which is consideration for the Majority Cash as an equity investment in Newco at a pre-money value of $5,500,000;

3. Continuation of Newco’s exclusive license to Modavox patents will be subject to terms defined by Modavox and accepted by Newco; and

4. Modavox will relinquish its seat on the Newco Board of Directors and lose rights to the corresponding majority governance Control Provisions but shall gain any and all rights and privileges available to the next round of Newco equity investors, anticipated to be Series A Preferred Rights.

i. If Modavox is acquired on or before the Closing Date, the transactions described herein (including both the Basic Transaction to purchase 60% of Seller as described in Section 2 and the Option to buy the remaining 40% of Seller as described in Section 5) shall accelerate and the Closing Date for purposes of this Agreement shall mean the day before the date on which Modavox is so acquired.  In such event, (i) the purchase price to be paid on the Closing Date will be the sum of the consideration described in Section 2.4 (excluding the Majority Cash) and the consideration described in Section 5.2, and (ii) upon receipt of such consideration, Seller will have sold 100% of Newco and will not have the management rights described in Section 3 or the buy-back rights described in Section 2.4(h).

2.5           Name Change.  Seller will inform its current clients and channel partners of the transaction and the name change to Newco, and make available upon request, where applicable, all contracts upon closing to Buyer.  Buyer understands there is limited revenue generated from these clients.  However, Seller will make every effort to renew those contracts and assign them to Newco.  Current contracts and channel partner agreements are described in Exhibit A, attached hereto.

2.6           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”) provided, however, that the Closing Date shall be no later than March 31, 2009.

3.           Newco Management and Governance.

3.1           Newco management and governance will be structured such that Seller Management will maintain authority to manage day-to-day operations of the company, subject to certain “control provisions” to govern corporate actions and activities with respect to major decisions.

3.2.            A Board of Directors comprised of three members, two from Seller Management and one from Modavox Management. Board decisions will be made by majority vote.

3.3.            Control Provisions will be put in place such that major decisions will require unanimous consent of the Board.

3.4.            Seller understands that the governance and management of Newco will be impacted by the status as a subsidiary of a publicly held company. Prior to the Closing Date, Buyer will communicate such requirements to Seller.

3.5.            Seller Executive Committee Members, in their capacity as the management team of Newco (a majority owned subsidiary of Buyer/Modavox), will be eligible for Modavox Executive Stock Option Awards based on performance, meeting or exceeding budgets and forecasts, and market penetration. These awards are typically given following the Modavox annual company report and the second quarter results.

4.           Majority Cash

4.1.           Modavox and Seller acknowledge that the Majority Cash provided to Newco by Modavox will facilitate Newco business operations for a period of approximately twelve (12) months, and that Newco may require additional operating cash prior to achieving positive cash flow. If additional capital is required, the parties agree that Newco will first seek funding from Modavox. If Modavox elects not to invest additional operating cash at terms agreeable to Seller management, Newco has the right to raise capital from external sources, subject to the following provisions:

a. Modavox maintains a right of first refusal on any terms negotiated with external investors through the next round of funding; and

b. If Newco fails to achieve pre-established first year milestones (to be determined by both parties prior to the Closing Date), the next round of external investment will not dilute Modavox’s ownership interest in Newco.

5.           Option Conditions

5.1           If certain conditions (the “Option Conditions”) are satisfied as of twelve (12) months after the Closing Date , or, if Modavox is acquired, at any time within twelve (12) months after the Closing Date, Modavox (or its successor) will be granted an option, which option shall last thirty (30) days (or, with respect to a Modavox successor, for a period of thirty days after Modavox’s acquisition) (the “Option Period”), to buy the remaining 40% ownership interest in Newco (the “Option”). If the Option Conditions are satisfied, Modavox (or its successor) may exercise the Option during the Option Period by issuing to Seller shares of Modavox common stock (or the successor’s common stock) as defined in Section 5.2 below (the “Option Equity”).

5.2.           The share price of Modavox common stock  used to calculate the number of shares required for the Option Equity will be the Acquisition Share Price (“Option Share Price”). The number of Modavox  shares required to exercise the Option will be $2,600,000 divided by the Option Share Price. (For example, if Acquisition Share Price remains $1.50 per share, the Option Share Price would be $1.50, and the number of shares that comprise the Minority Equity would be 1,733,334 shares.)

5.3.           Modavox will hold Option Equity shares in trust as of the Closing Date and Modavox will release these shares to Seller management if Modavox elects to exercise the Option.

5.4.           The Option is only valid if the average closing share price of Modavox (or successor) common stock for the 30-days preceding the one-year anniversary of the Transaction Date is at least 80% of the Acquisition Share Price.

5.5.           If Modavox (or its successor) does not exercise the Option during the Option Period, then the Option will expire.

5.6.           Upon expiration of the Option, Seller will be granted the Buy Back Option described in Section 2(g).

5.7.           Upon exercising the Option, Modavox (or its successor) will have transferred common stock with a total value of at least $5,500,000 (the “Acquisition Price”) in exchange for all Acquired Assets, and at such time will have acquired 100% ownership of Newco.

6.           Representations and Warranties of Seller.  Seller will warrant and guarantee that the systems in place (i) conform to specifications provided by Seller and (ii) are suitable for their intended purpose.  Seller represents and warrants to Buyer that the statements contained in this Section 6 are correct and complete with respect to Seller and the Business as of the date of this Agreement and will be correct and complete with respect to Newco and the Business as of the Closing Date.  The representations and warranties will apply to Newco as though made through the Closing Date, with the Closing Date substituted for the date of this Agreement throughout this Section 6, and the name Newco substituted for Seller throughout this Section 6 except in instances which clearly are intended to apply only to Seller.  Seller shall make and be responsible for all representations and warranties relating to Newco.

6.1           Organization of Seller and Newco.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws ofDelaware.  Newco will be established as a corporation duly organized, validly existing and in good standing under the laws of Delaware.

6.2           Authorization of Transaction.  Seller has full corporate power and authority and has obtained all corporate approvals and consents to execute and deliver this Agreement and to perform its obligations hereunder.  Newco has full corporate power and authority and has obtained all corporate approvals and consents to execute and deliver this Agreement and to operate the Business after the Closing.  This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

6.3           Noncontravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) require any consent from or violate any regulation, ruling or other restriction of any government or agency to which Seller is subject; (ii) conflict with any provision of the articles of incorporation or bylaws of Newco or the Articles of Incorporation or Bylaws of Seller; or (iii) conflict with, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets).

6.4           No Broker.  No broker or finder has acted for Seller in any manner in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.5           Title to Assets.  Seller has, and Newco will have as of the Closing, good and marketable title to, or a valid leasehold interest in all of the Acquired Assets, free and clear of any Encumbrances or restriction on transfer.

6.6           Non-Soliciation.  Seller and all related parties shall be bound by a no shop and no solicitation clause, which requires Seller to negotiate exclusively with Modavox, and not solicit an acquisition or merger proposal from any other entity without written consent from Modavox for an “exclusivity period”  lasting until March 31, 2009. Nothing in this paragraph in any way restricts Seller’s right, at any time, to seek equity investments for the purpose of operating Seller’s business and operations.

6.7           Material Changes.  Since the January 1, 2009, there have not been any material adverse changes in the Business, financial condition, operations, results of operations or future prospects of Seller and none are reasonably expected.

6.8           Undisclosed Liabilities.  Seller has no Liability (and to Seller’s Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability), except for Liabilities which have arisen in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

6.9           Legal Compliance.

a.  To Seller’s Knowledge, Seller has complied with all applicable laws and no action, suit, or other proceeding, including an investigation, has been filed or commenced against it alleging any failure so to comply.

b.  Seller has not been and is not currently involved in any litigation.  Seller is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, and is not a party to nor has it been threatened to be made a party to any action, suit proceeding, hearing or investigation of, in, or before any court or administrative agency of any federal, state, local or foreign jurisdiction, or before any arbitrator.

6.10           Tax Matters.

a.            Seller has filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all respects.  All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid.  The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.  There are no Encumbrances on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

b.            Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

c.            Seller (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) to Seller’s Knowledge does not have any Liability for the Taxes of any Person, whether as a transferee or successor, by contract, or otherwise.

d.            Seller has consulted with its legal, tax, accounting, and financial advisors with regard to the legal, tax, accounting and financial consequences and effects of the transactions contemplated by this Agreement and acknowledges that Buyer has not made any representations, warranties or assurances with respect to any of such matters.

6.11           Real Property.  Seller owns no real property and no obligations relating to owned or leased real property will be assumed by Newco or Buyer.

6.12           Intellectual Property.

a.           Each item of Intellectual Property owned or utilized in the Business by Seller immediately prior to the Closing will be owned or available for use by Newco on identical terms and conditions immediately subsequent to the Closing.  Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

b.           To Seller’s Knowledge, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties.  Seller has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any third party) by Seller.

c.           Seller possesses all right, title, and interest in and to its Intellectual Property, free and clear of any Encumbrance.  Except in the ordinary course of operating its business, Seller has not sublicensed any Intellectual Property to any third party.

6.13           Tangible Assets.  Seller owns or leases all equipment and other tangible assets necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted.  Each such tangible asset is transferred “as is,” except that manufacturer’s or vendor’s warranties will be transferred to Newco to the extent they are assignable.

6.14           Contracts.  Attached as Schedule 6.14 is a list of the following contracts and other agreements to which Seller is a party:

a.            any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $1,000 per annum;

b.            any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products or other personal property, or for the furnishing or receipt of services, in excess of $1,000;

c.            any purchase order for products or services in excess of $1,000 that has not been completed or filled;

d.            any agreement concerning a partnership or joint venture;

e.            any agreement (or group of related agreements) under which Seller has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $1,000 or under which has been imposed an Encumbrance on any of its assets, tangible or intangible;

f.            any agreement concerning confidentiality or noncompetition;

g.            any agreement involving any of the members of Seller as a party and Seller as the other party;

h.            any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former members, managers, directors, officers or Employees;

i.            any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $1,000 or providing severance benefits;

j.            any agreement under which the consequences of a default or termination could have a material adverse effect on the Business, financial condition, operations, results of operations or future prospects of the Business;

k.            any other agreement (or group of related agreements) the performance of which involves total annual consideration in excess of $1,000.

Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Schedule 6.14 and a written summary setting forth the terms and conditions of each oral agreement.  With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) no party is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

6.15           Notes and Accounts Receivable.  All notes and accounts receivable of Seller are reflected properly on their books and records and are valid receivables.

6.16           Insurance. Newco will be established to maintain property, casualty, liability and workers’ compensation coverage, in commercially reasonable amounts.

6.17           Warranty.  The services and products sold, leased or delivered by Seller have been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no Liability (and, to Seller’s Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for warranty claims.  No product or service sold, leased or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale.  Attached with Schedule 6.17 is a copy of the standard terms and conditions of sale for Seller’s products and services, if such standard terms and conditions exist, (containing applicable, if any, guaranty, warranty and indemnity provisions).

6.18           Product Liability.  Seller has no Liability (and to Seller’s Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product or service manufactured, sold, leased or delivered by Seller.

6.19           Employees & Managers.

a.            Seller is not a party to nor is it bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  Seller has not committed any unfair labor practice.  There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to Employees of Seller.

b.            Schedule 6.19 lists for each Employee or Manager his or her name, title, current compensation, vacation/sick time accrued, severance agreements and participation in employee benefits.  At the Closing, the Seller will pay directly to all current Employees all compensation owed or accrued as of the Closing Date, including wages, accruing but unpaid bonuses, vacation time, sick time or other paid time off along with any fees and/or penalties, which may exist in conjunction with the termination of such Employees as of the Closing Date.

6.20.              Employee Benefits.  Schedule 6.20 lists each Employee Benefit Plan that Seller maintains, to which Seller contributes or has any obligation to contribute, or with respect to which Seller has any material Liability or potential Liability.

6.21.              Investment.  Seller understands that the Common Stock of Buyer issued pursuant to the terms of this Agreement has not been registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.  Seller and any Person to whom stock is distributed (i) is acquiring Buyer Common Stock solely for his or its own account for investment purposes, and not with a view to the distribution thereof (except to Seller’s shareholders), (ii) is a sophisticated investor with knowledge and experience in business and financial matters, (iii) by reason of his or its business or financial experience or the business or financial experience of his or its professional advisors who are unaffiliated with and who are not compensated by Buyer or any affiliate or selling agent of Buyer, directly or indirectly, could be reasonably assumed to have the capacity to protect his or its own interests in connection with the transaction. (iv) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding Buyer Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding Buyer Common Stock, and (vi) is an Accredited Investor as defined in Regulation D promulgated by the SEC.

6.22.             Disclosure.  To Seller’s Knowledge, the representations and warranties contained in this Section 6 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

7.           Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that the statements contained in this Section 7 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

7.1           Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

7.2           Authorization of Transaction.  Buyer has full corporate power and authority and, except as stated herein, has obtained all corporate approvals and consents to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

7.3           Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will require any consent from or violate any regulation, ruling or other restriction of any government or agency to which Buyer is subject or any provision of the certificate of incorporation of Buyer.

7.4           No Broker.  No broker or finder has acted for Buyer in any manner in connection with this Agreement and the consummation of the transactions contemplated hereby.

7.5           Stock.  Assuming the truthfulness and accuracy of the representations and warranties made by Seller in Section 6.21 hereof, at the Closing, the shares of Buyer’s Common Stock issued pursuant to Section 2.4 will be duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights of subscription or purchase.

8.           Covenants.

8.1           General.  During the period between the execution of this Agreement and the Closing, each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including giving all notices to third parties and obtaining all necessary third party consents.

8.2           Operation of Business.  During the period between the execution of this Agreement and the Closing, Seller and Newco will not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, Seller will not (i) pay any amount to any third party outside of the Ordinary Course of Business (ii) fail to pay any accounts payable of the Seller when due and payable; or (iii) take any collections actions on accounts receivables outside the Ordinary Course of Business.

8.3           Preservation of Business.  During the period between the execution of this Agreement and the Closing, Seller and Newco will keep the Business and the properties related thereto substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers, and Employees.

8.4           Financial Statements.  Prior to or promptly after the Closing, Seller will cooperate with Buyer to prepare financial statements for Newco or Seller as are required for any filings Buyer will need to make with the SEC with respect to the transaction contemplated by this Agreement.

8.5           Full Access and Continuing Cooperation.  Seller will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller or Newco, to all premises, properties, books, records (including Tax records), contracts and documents of or pertaining to Seller and Newco.

9.           Conditions to Obligation to Close.

9.1           Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

a.            The representations and warranties set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

b.            Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, including obtaining all third party consents and taking all measures necessary to effect a transfer of all Acquired Assets upon the Closing;

Buyer may waive any condition specified in this Section 9.1 if it executes a writing so stating at or prior to the Closing.

9.2           Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

a.           The representations and warranties set forth in Section 7 above shall be true and correct in all material respects at and as of the Closing Date;

b.           Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

Seller may waive any condition specified in this Section 9.2 if it executes a writing so stating at or prior to the Closing.

10.           [Section Intentionally Deleted]

11.           Survival of Representations and Warranties.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of one year.

12.           Indemnification.

12.1           General.

a.            From and after the Closing, the Seller on the one hand and the Buyer on the other hand shall indemnify each other as provided in this Section 12.  As used in this Agreement, the term “Damages” shall mean all Liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, sustained or incurred in connection with the defense or investigation of any claim for indemnification.

b.            In connection with any claim for indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

12.2           Indemnification Obligations of Seller to Buyer.  Seller shall defend, indemnify, save and keep harmless Buyer and its officers, directors, consultants, employees successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

a.           any inaccuracy in or breach of any representation and warranty made by Seller or Newco in this Agreement or in any closing document delivered to Buyer in connection with this Agreement;

b.           any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including its obligations under this Section 12);

c.           the failure to discharge when due any Liability or obligation of Seller or any claim against Buyer with respect to any such Liability of Seller;

d.           any claims by parties other than Buyer to the extent caused by acts or omissions of Seller on or prior to the Closing Date, including claims for Damages which arise or arose out of Seller’s operation of the Business or by virtue of Seller’s ownership of stock of Newco or the Acquired Assets on or prior to the Closing Date;

e.           any Employee Pension Benefit Plan or any Employee Welfare Benefit Plan which Seller or an ERISA affiliate has at any time maintained or administered or to which Seller or any ERISA affiliate has at any time contributed (including any liability for health continuation requirements under Code §4980B or Part 6 of Subtitle B of Title I of ERISA and any liability arising pursuant to Title IV of ERISA for plan termination, withdrawal or partial withdrawal from any Multiemployer Plan, or any lien to enforce any Title IV liability);

f.           any benefits accrued pursuant to any Employee Welfare Benefit Plan or Employee Benefit Plan, whether formal or informal, at or prior to the Closing Date other than benefits payable under insurance policies constituting Acquired Assets;

g.           the failure of Seller or Newco to withhold and/or pay any Taxes in connection with amounts paid or owing to any Employee, independent contractor, creditor or any other third party on or before the Closing Date; or

h.           any assessment of additional Taxes on Buyer for any period for which Seller's or Newco’s Tax Returns have been filed or any dispute or claim concerning any Tax Liability of Seller or Newco claimed or raised by any authority which accrued prior to the Closing Date.

12.3           Buyer’s Indemnification Covenants.  Buyer shall defend, indemnify, save and keep harmless Seller and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

a.           any inaccuracy in or breach of any representation and warranty made by Buyer in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

b.           any breach by Buyer of, or failure by Buyer to comply with, any of its covenants or obligations under this Agreement (including its obligations under this Section 12); or

c.           any claims by third parties which arise out of Buyer’s ownership of Newco stock or operation of the Business after the Closing Date.

12.4           Limitations to Liability.  Notwithstanding anything to the contrary in this Section 12, the liability of the parties hereto for any obligations under this Section 12, except that provided in Sections 12.2(g) and 12.2(h), shall be limited such that no party hereto shall be required to indemnify the other party unless and until the aggregate amount of indemnifiable Damages that may be recovered from such party exceeds $5,000 (after which the indemnifying party shall be liable for the full Damages from the first dollar of Damages).  Buyer may deduct the amount of all of Seller’s liability pursuant to this Section 12 from the Common Shares being held back pursuant to Section 2.4.  Any such deduction shall take place at a value of $1.50 per share.

12.5           Working Capital.

a.            Seller will guarantee that Working Capital at Closing is not negative. “Working Capital” is defined as Cash at Closing plus Accounts Receivable and Certain Prepaid Items (as identified in Schedule 12.6), less Accounts Payable, accrued bonus payments, and any deferred revenue determined by Seller in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with past practices as set forth on the Working Capital schedule attached to this agreement as Exhibit C (the “Estimated Working Capital Schedule”).

b.           Not more than five days before the Closing Date, Seller shall deliver to Buyer the Estimated Working Capital Schedule setting forth Seller’s good-faith estimate of the Working Capital at Closing (the “Estimated Working Capital”), which shall be certified by the chief financial officer of Seller. Buyer shall be entitled to inspect all work papers, schedules and other supporting materials relating to the preparation of the Estimated Working Capital Schedule and to consult with Seller and its representatives regarding the methods used to calculate the Estimated Working Capital Schedule.

c.            If the Estimated Working Capital is less than -$5,000, at the Closing, an amount equal to the difference, if any, between the Estimated Working Capital and $0.0 shall be deducted from the Common Stock issuable to Seller at the Closing, from the first dollar below $0.0, at a value per share of $1.50.  If the Estimated Working Capital is less than -$25,000, the amount below -$25,000 shall be contributed to Newco by Seller in cash as a condition to the Closing.

12.6           Working Capital Adjustment.

a.            On a date no later than 60 days after the Closing Date (the "Calculation Date"), Buyer, with reasonable, good-faith assistance from Seller, shall prepare and deliver to Seller a statement (the "Actual Working Capital Schedule") setting forth Buyer's good-faith determination of the actual Working Capital at Closing (the “Actual Working Capital”), which shall be certified by the chief financial officer of Buyer. Seller shall be entitled to inspect all work papers, schedules and other supporting materials relating to the preparation of the Actual Working Capital Schedule and to consult with Buyer regarding the methods used to calculate the Actual Working Capital.

b.            The Actual Working Capital Schedule shall become final and binding upon Seller and Buyer unless Seller notifies Buyer of a disagreement with respect to any matter contained therein (a "Notice of Disagreement") within 30 days after the receipt thereof. A Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. For a period of 30 days after the delivery of the Notice of Disagreement, Seller and Buyer shall attempt in good faith to resolve in writing all of their differences with respect to each matter specified in the Notice of Disagreement, in which case such resolution shall be final and binding upon the parties.

c.            If, at the end of such 30-day period, Seller and Buyer have not resolved in writing all of their differences with respect to any such matter, then each unresolved matter (a "Disputed Matter") shall be submitted to and reviewed by an independent certified public accounting firm (the "Accounting Arbitrator"). The Accounting Arbitrator shall consider only the Disputed Matters and shall act promptly to resolve in writing all Disputed Matters. The determinations of the Accounting Arbitrator with respect to the Disputed Matters shall be final and binding upon Seller and Buyer. Judgment upon the Accounting Arbitrator's award may be entered in any court having jurisdiction thereof.

d.            Seller shall be responsible for and pay (1) all of its expenses incurred in preparing the Estimated Working Capital Schedule, assisting in the preparation of and reviewing the Actual Working Capital Schedule, and resolving any Disputed Matter, and (2) 50% of the fees and expenses of any Accounting Arbitrator incurred in resolving any Disputed Matter. Buyer shall be responsible for and pay (1) all of its expenses incurred in reviewing the Estimated Working Capital Schedule, preparing the Actual Working Capital Schedule, and resolving any Disputed Matter, and (2) 50% of the fees and expenses of any Accounting Arbitrator incurred in resolving any Disputed Matter.

e.            Within 10 days after the final determination of the Actual Working Capital, an amount equal to the difference, if any, between the Estimated Working Capital as shown on the Estimated Working Capital Schedule and the Actual Working Capital shall be paid by Buyer to Seller if the Actual Working Capital exceeds the Estimated Working Capital or by Seller to Newco if the Estimated Working Capital exceeds the Actual Working Capital; provided, such amount shall be adjusted for any amounts paid by either Buyer or Seller pursuant to Section 8.5(c).  Any payments by Seller to bring the level of Working Capital to at least -$25,000 shall be paid in cash.  Any payments by Seller to raise the level of Working Capital between -$25,000 and $0.0 shall be payable in Buyer’s Common Stock at a value of $1.50 per share.  Any payments by Buyer shall be in Common Stock or cash based on the thresholds shown above.

12.7           Exclusive Remedy.  Absent fraud, the remedies available under this Section 12 shall be the exclusive remedy available to the parties hereto for a breach by the other party of any of the representations, warranties and guarantees set forth herein.

13.           Termination.

13.1           Termination of Agreement.  This Agreement may be terminated as provided below:

a.           Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

b.           Buyer or Seller may terminate this Agreement if the other party has breached any material representation or covenant in this Agreement.

13.2           Effect of Termination.  If any party terminates this Agreement pursuant to Section 13.1 above, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party (except for any Liability of any party then in breach).

14.           Non-Compete and Non-Solicitation.

14.1           Covenant Not to Compete.  Beginning on the Closing Date and continuing for the Time Period (as defined in Section 14.3) Seller will not engage directly or indirectly in the Business or any related business within the Territory (as defined in Section 14.4); provided, however, that Seller will not be deemed to have engaged in the Business or any related business solely by reason of owning less than 1% of the outstanding stock of any publicly traded corporation.

14.2           Non-Solicitation.  Beginning on the Closing Date and continuing for the Time Period (as defined in Section 14.3) Seller will not, without the written consent of Buyer, solicit any past or existing customers of the Buyer to perform services related to or in direct competition with those performed by the Buyer.

14.3           Time Period.  For purposes of this Agreement “Time Period” shall mean three years from the Closing Date unless a court of competent jurisdiction determines that such period is unenforceable, in which case “Time Period” shall mean two years, unless a court of competent jurisdiction determines that such period is unenforceable, in which case “Time Period” shall mean one year.

14.4           Territory.  For purposes of this Agreement “Territory” shall mean the entire world, unless a court of competent jurisdiction finds such territory to be unenforceable, in which case “Territory” shall mean the United States of America.

15.           Miscellaneous.

15.1           Covenant to Maintain Records.  For a period of two years from the Closing Date, Buyer agrees not to destroy any business records or files acquired in conjunction with the Acquired Assets and further agrees to allow Seller reasonable access to such business records and files for reasonable purposes during normal business hours.

15.2           Press Releases and Public Announcements.  No Party shall issue any press release make any public or private announcement or communication relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

15.3           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

15.4           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

15.5           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

15.6           Counterparts PDF’s and Facsimilies.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or by e-mail in PDF format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures on behalf of the Parties transmitted by facsimile or by e-mail in PDF format shall be deemed to be original signatures for all purposes.

15.7           Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15.8           Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally or by professional overnight courier addressed to the intended recipient as set forth below:

If to Seller or Newco: CEO New Aug, LLC 127 West 26th Street 7th Floor New York, NY 10001 908.325.0041	Copy to: General Counsel New Aug, LLC 127 West 26th Street 7th Floor New York, NY 10001 908.325.0041
If to Buyer: Modavox, Inc. Attn: David J. Ide, CEO 2617 S. 46th Street Suite 300 Phoenix, AZ 85034-7417 480.294.6469 Fax	Copy to: Quarles & Brady LLP Attn: P. Robert Moya Two North Central Avenue Phoenix, AZ 85004-2390 602-417-2990 fax
Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

15.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

15.10         Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

15.11         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

15.12         Expenses.  Each of Buyer and Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation.

15.13         Incorporation of Exhibits and Schedules.  The exhibits and schedules identified in this Agreement are incorporated herein by this reference and made a part hereof.

15.14         Construction. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party.  The Section headings contained in the Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement in any way.  A reference to a numbered Section in this Agreement refers to a Section in this Agreement.

15.15         Submission to Jurisdiction.  Each of the Buyer and Seller submits to the jurisdiction of any state or federal court sitting in Arizona, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 15.8 above.  Nothing in this Section 15.15, however, shall affect the right of any party to serve legal process in any other manner permitted by law.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

MODAVOX, INC.

By /S/ David J. Ide
David J. Ide, CEO

SELLER:

NEW AUG, LLC

By
Anthony Iacovone, Managing Member

NEWCO:

NEW AUG, LLC (AS OWNER OF NEWCO)

By
Anthony Iacovone, Managing Member

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Transferred and Excluded Assets

EXHIBIT B

Revenues of the Business, by Customer

EXHIBIT C

Working Capital Schedule

AMENDMENT TO

PLAN OF REORGANIZATION
AND
STOCK PURCHASE AGREEMENT

This Amendment to the Plan of Reorganization and Stock Purchase Agreement entered into by and among Modavox, Inc. (“Buyer”), a Delaware corporation, New Aug, LLC, a Delaware limited liability company (“Seller”) and Augme Mobile, Inc. (“Newco”) as of January 16, 2009 (the “Agreement”), is approved and entered into as of March 3, 2009 (“Amendment Effective Date”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

Recitals

WHEREAS, Buyer, Seller and Newco previously entered into the Agreement;

WHEREAS, under the Agreement, Seller agreed to transfer all of the assets and operations of the Business and substantially all of the assets of Seller to Newco, and Buyer agreed to acquire, at Closing, a majority interest in Newco totalling 60% of the stock of Newco;

WHEREAS, under the Agreement, the Purchase Price to be paid by Buyer at Closing includes (but is not limited to) transferring to Newco one million dollars ($1,000,000) in operating cash (“Majority Cash”);

WHEREAS, Section 15.10 of the Agreement (“Amendment & Waivers”) permits the amendment of the Agreement by mutual written agreement; and

WHEREAS, in order to assist Seller with certain cash flow needs prior to Closing, Buyer desires to transfer to Seller as described below twenty five thousand dollars ($25,000) as an advance on the Majority Cash.

Agreement

The Parties hereto consent and agree as follows:

1.	Section 2.4 of the Agreement (“Purchase Price”) is hereby amended to read, in its entirety, as follows:

2.4            Purchase Price.  The total purchase price (the “Purchase Price”) will be (i) $1,000,000 in operating cash (”Majority Cash”) transferred by Buyer to Augme, with respect to twenty five thousand dollars ($25,000) (the “Majority Cash First Installment”) and to Newco, with respect to nine hundred and seventy five thousand dollars ($975,000) (the “Majority Cash Second Installment”) as described in Section 2.4(a) below; (ii) issuance to Seller of shares of Buyer’s common stock (MDVX: Modavox “Commons Stock”) as defined in Section 2.4(c) below  (“Majority Equity”); and (iii) grant to Newco of an exclusive, fully paid, perpetual and irrevocable license to use, including the rights to sublicense, Modavox Patent No. 6,594,691 and Patent No. 7,269,636 (the “Modavox Patents”) with respect to the business of providing mobile interactive services, including SMS, MMS, targeted mobile ad delivery and 2D/QR barcode publishing and management directly to Internet and Mobile Internet Destinations (the “Modavox Licenses”).

a. The Majority Cash will be transferred to Augme and Newco as follows: (i) with respect to the Majority Cash First Installment, to the account of Augme on or before March 8, 2009, to be used for Augme operational requirements prior to the Closing Date; and (ii) with respect to the Majority Cash Second Installment, to the account of Newco on the Closing Date, which shall be no later than March 31, 2009, to be used for Newco operational requirements and the continued development of Newco business strategies, sales infrastructure, product development, and product deployment.

b. Upon the Parties’ execution of this Agreement, which date shall not be later than January 16, 2009 (the “Agreement Date”), Seller/Newco will be granted an exclusive license to use, including the right to sublicense the Modavox Patents with respect to the business of providing mobile interactive services, including SMS, MMS, targeted mobile ad delivery and 2D/QR barcode publishing and management directly to Internet and Mobile Internet destinations.

c. The share price of Modavox common stock used to calculate the number of shares required for the Majority Equity (“Acquisition Share Price”) will be the lesser of (i) $1.50 per share, or (ii) the closing price of Modavox stock on the Agreement Date, or (iii) the average closing price of Modavox stock during the 30-day period preceding Agreement Date. The number of Modavox shares included in the Majority Equity will be $2,900,000 divided by the Acquisition Share Price. (For example, if Acquisition Share Price remains $1.50 per share, the number of shares that comprise the Majority Equity would be 1,933,333 shares.)

d. Modavox has or will issue to Seller Modavox Common Stock shares, as evidenced by two (2) Common Stock Certificates, as follows: (i) a 200,000 shares certificate (the “First Certificate”); and (ii) a shares certificate for the number of shares necessary to reach the Majority Equity when combined with the First Certificate (e.g., 1,733,333 shares if the Acquisition Share Price remains $1.50 per share) (the “Second Certificate”). The First Certificate was issued to Seller following the Parties’ execution of a Letter of Intent to enter into the transaction contemplated hereunder.  Upon the Agreement Date, a lawyers trust (or lawyers trusts) will be established (i) to hold the Second Certificate until the Closing Date, at which time the Second Certificate will be delivered to Seller; and (ii) to hold a share certificate representing 60% of the common stock of Newco until the Closing Date, at which time such share certificate will be delivered to Modavox.

2

e. As commitment to the success of Newco, Seller Management (i) will contract to provide services for a period of at least twelve (12) months after the Transaction Date; and (ii) will not sell any interest in Newco for a period of one year after the Closing Date.

f. Except with respect to Modavox shares evidenced by the First Certificate, all shares of Modavox common stock transferred under this Agreement will have a restricted legend limiting resale, and the restrictions will not be lifted for twelve (12) months after the Closing Date, unless a change in control or acquisition of Modavox occurs in which case the restriction is void.

g. If for any reason Modavox is unable by March 31, 2009 (or, as extended by written agreement of both Parties), to secure appropriate financing (whether by investment, acquisition and/or settlement with infringing entities in connection with pending patent and validity litigation) or otherwise fails to provide to Newco the Majority Cash Second Installment as described in Section 2.4(a), or, in the event Modavox is acquired on or before March 31 (or as mutually extended) as described in Section 2.4(i), Modavox fails to pay the consideration described in Section 2.4(i), then both parties agree that the purchase described in Section 2.2 (or, if applicable, in Section 2.4(i)) will not occur (and shares of Modavox and Newco held in trust as described in Section 2.4(d) above will be returned to Modavox and Seller respectively); provided, however, that the parties further agree that:

(i) Seller will retain ownership of the Modavox Common Stock evidenced and conveyed by the First Certificate;

(ii) Buyer will receive Seller common stock with a value equal to the Majority Cash First Installment ($25,000) based on a valuation of Seller at $5,500,000; and

(iii) Seller will retain its rights to the Modavox Licenses  as described in Section 2.4(b) provided that Seller pays to Modavox the transaction-based /“click-through”-based license fees (“Per Transaction License Fees”) described below related to Seller’s (and Seller’s clients’) use of the Modavox Patents.  Such Per Transaction License Fees will be equal to five percent (5%) of the click-through/transaction fees collected by Seller from Seller’s clients or end users related to use of the Modavox Patents.  For purposes of this paragraph, a Transaction occurs any time a consumer accesses content or information through Seller’s mobile interactive systems and services (or through a Seller sub-licensee) which information is customized for the consumer due to Seller’s use of the Modavox Patents.

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h. At any time after the Closing Date, if (i) Modavox discontinues its current business operations, declares bankruptcy or experiences a liquidation event, then Seller will be granted an option to re-acquire a portion of Majority Interest (“Buy Back Option”). The Buy Back Option is defined as follows:

1. Seller will have a 30-day option to re-acquire from Modavox 44.62% of Newco in exchange for Seller returning to Modavox the number of Modavox shares issued to Seller as Majority Equity;

2. Modavox will retain 15.38% ownership interest in Newco, which is consideration for the Majority Cash as an equity investment in Newco at a pre-money value of $5,500,000;

3. Continuation of Newco’s exclusive license to Modavox patents will be subject to terms defined by Modavox and accepted by Newco; and

4. Modavox will relinquish its seat on the Newco Board of Directors and lose rights to the corresponding majority governance Control Provisions but shall gain any and all rights and privileges available to the next round of Newco equity investors, anticipated to be Series A Preferred Rights.

i. If Modavox is acquired on or before the Closing Date, the transactions described herein (including both the Basic Transaction to purchase 60% of Seller as described in Section 2 and the Option to buy the remaining 40% of Seller as described in Section 5) shall accelerate and the Closing Date for purposes of this Agreement shall mean the day before the date on which Modavox is so acquired.  In such event, (i) the purchase price to be paid on the Closing Date will be the sum of the consideration described in Section 2.4 (excluding the Majority Cash) and the consideration described in Section 5.2, and (ii) upon receipt of such consideration, Seller will have sold 100% of Newco and will not have the management rights described in Section 3 or the buy-back rights described in Section 2.4(h).

2.	Section 15.8 of the Agreement (“Notices”) is amended to replace Seller’s primary business address with the following new primary business address:

New Aug, LLC
135 West 20th Street
5th Floor
New York, NY 10011

3.	Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Amendment to Plan of Reorganization and Stock Purchase Agreement to be executed by their duly authorized representatives as of the Amendment Effective Date.

BUYER: MODAVOX, INC. By:_____________________________________ Name:___________________________________ Tile:____________________________________	SELLER: NEW AUG, LLC By:_____________________________________ Name:___________________________________ Tile:____________________________________

NEWCO:

NEW AUG, LLC (AS OWNER OF NEWCO)

By:_____________________________________

Name:___________________________________

Tile:____________________________________

5

AMENDMENT NO. 2 TO

PLAN OF REORGANIZATION
AND
STOCK PURCHASE AGREEMENT

This Amendment No. 2  to the Plan of Reorganization and Stock Purchase Agreement entered into by and among Modavox, Inc. (“Buyer”), a Delaware corporation, New Aug, LLC, a Delaware limited liability company (“Seller”) and Augme Mobile, Inc. (“Newco”) as of January 16, 2009 (the “Agreement”), is approved and entered into as of March 31, 2009 (“Amendment Effective Date”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

Recitals

WHEREAS, Buyer, Seller and Newco previously entered into the Agreement;

WHEREAS, under the Agreement, Seller agreed to transfer all of the assets and operations of the Business and substantially all of the assets of Seller to Newco, and Buyer agreed to acquire, at Closing, a majority interest in Newco totalling 60% of the stock of Newco;

WHEREAS, under the Agreement, the Purchase Price to be paid by Buyer at Closing includes (but is not limited to) transferring to Newco one million dollars ($1,000,000) in operating cash (“Majority Cash”);

WHEREAS, Section 15.10 of the Agreement (“Amendment & Waivers”) permits the amendment of the Agreement by mutual written agreement;

WHEREAS, in order to assist Seller with certain cash flow needs prior to Closing, which Closing was required under the Agreement to occur no later than March 31, 2009, Buyer and Seller previously executed an Amendment to the Plan of Reorganization and Stock Purchase Agreement, effective as of March 3, 2009, pursuant to which Buyer transferred to Seller twenty five thousand dollars ($25,000) as an advance on the Majority Cash (“Amendment No. 1”);

WHEREAS, the parties have determined that the conditions required to Close the Transaction, including the Majority Cash requirement, will not be satisfied on or before the Closing Date (to be no later than March 31, 2009); and

WHEREAS, the parties remain interested in pursuing the business purpose of the Agreement under modified terms that are agreeable to both parties, which terms are described below.

Agreement

The Parties hereto consent and agree as follows:

1.	Section 2.4 of the Agreement (“Purchase Price”), as previously amended by Amendment No. 1, is hereby further amended to read, in its entirety, as follows:

2.4            Purchase Price.  The total purchase price (the “Purchase Price”) will be (i) $1,000,000 in operating cash (”Majority Cash”) transferred by Buyer (or an escrow account controlled by Buyer), to Augme, with respect to twenty five thousand dollars ($25,000) per Amendment No. 1 to the Agreement (the “Majority Cash First Installment”), and two hundred fifty thousand dollars ($250,000) per Amendment No. 2 to the Agreement (the “Majority Cash Second Installment”),  and to Newco, with respect to seven hundred and twenty five thousand dollars ($725,000) (the “Majority Cash Third Installment”) as described in Section 2.4(a) below; (ii) issuance to Seller of shares of Buyer’s common stock (MDVX: Modavox “Commons Stock”) as defined in Section 2.4(c) below  (“Majority Equity”); and (iii) grant to Newco of an exclusive, fully paid, perpetual and irrevocable license to use, Modavox Patent No. 6,594,691 and Patent No. 7,269,636 (the “Modavox Patents”) with respect to the business of providing mobile interactive services, including SMS, MMS, targeted mobile ad delivery and 2D/QR barcode publishing and management directly to Internet and Mobile Internet Destinations (the “Modavox Licenses”).

a. The Majority Cash will be transferred to Augme and Newco as follows: (i) with respect to the Majority Cash First Installment, to the account of Augme on or before March 8, 2009, to be used for Augme operational requirements prior to the Closing Date; (ii) with respect to the Majority Cash Second Installment, to the account of Augme on or before April 2, 2009, to be used for Augme operational requirements for the period commencing April 1, 2009 and ending June 30, 2009; and (iii) with respect to the Majority Cash Third Installment, to the account of Newco on the Closing Date, which shall be no later than June 30, 2009, to be used for Newco operational requirements and the continued development of Newco business strategies, sales infrastructure, product development, and product deployment.

b. Upon the Parties’ execution of this Agreement, which date shall not be later than January 16, 2009 (the “Agreement Date”), Seller/Newco will be granted an exclusive license to use, the Modavox Patents with respect to the business of providing mobile interactive services, including SMS, MMS, targeted mobile ad delivery and 2D/QR barcode publishing and management directly to Internet and Mobile Internet destinations.

c. The share price of Modavox common stock used to calculate the number of shares required for the Majority Equity (“Acquisition Share Price”) will be the lesser of (i) $1.50 per share, or (ii) the closing price of Modavox stock on the Agreement Date, or (iii) the average closing price of Modavox stock during the 30-day period preceding Agreement Date. The number of Modavox shares included in the Majority Equity will be $2,900,000 divided by the Acquisition Share Price. (For example, if Acquisition Share Price remains $1.50 per share, the number of shares that comprise the Majority Equity would be 1,933,333 shares.)

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d. Modavox has or will issue to Seller Modavox Common Stock shares, as evidenced by two (2) Common Stock Certificates, as follows: (i) a 200,000 shares certificate (the “First Certificate”); and (ii) a shares certificate for the number of shares necessary to reach the Majority Equity when combined with the First Certificate (e.g., 1,733,333 shares if the Acquisition Share Price remains $1.50 per share) (the “Second Certificate”). The First Certificate was issued to Seller following the Parties’ execution of a Letter of Intent to enter into the transaction contemplated hereunder.  Upon the Agreement Date, a lawyers trust (or lawyers trusts) will be established (i) to hold the Second Certificate until the Closing Date, at which time the Second Certificate will be delivered to Seller; and (ii) to hold a share certificate representing 60% of the common stock of Newco until the Closing Date, at which time such share certificate will be delivered to Modavox.

e. As commitment to the success of Newco, Seller Management (i) will contract to provide services for a period of at least twelve (12) months after the Transaction Date; and (ii) will not sell any interest in Newco for a period of one year after the Closing Date.

f. Except with respect to Modavox shares evidenced by the First Certificate, all shares of Modavox common stock transferred under this Agreement will have a restricted legend limiting resale, and the restrictions will not be lifted for twelve (12) months after the Closing Date, unless a change in control or acquisition of Modavox occurs in which case the restriction is void.

g. If for any reason Modavox is unable by June 30, 2009 (or, as extended by written agreement of both Parties), to secure appropriate financing (whether by investment, acquisition and/or settlement with infringing entities in connection with pending patent and validity litigation) or otherwise fails to provide to Newco the Majority Cash Second Installment as described in Section 2.4(a), or, in the event Modavox is acquired on or before June 30, 2009 (or as mutually extended) as described in Section 2.4(i), Modavox fails to pay the consideration described in Section 2.4(i), then both parties agree that the purchase described in Section 2.2 (or, if applicable, in Section 2.4(i)) will not occur (and shares of Modavox and Newco held in trust as described in Section 2.4(d) above will be returned to Modavox and Seller respectively); provided, however, that the parties further agree that:

(i) Seller will retain ownership of the Modavox Common Stock evidenced and conveyed by the First Certificate;

(ii) Buyer will receive Seller common stock with a value equal to the Majority Cash First Installment ($25,000) based on a valuation of Seller at $5,500,000;

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(iii) Buyer will receive Seller common stock with a value equal to the Majority Cash Second Installment ($250,000) based on a valuation of Seller at $5,500,000;

(iv) Seller will retain its rights to the Modavox Licenses as described in Section 2.4(b) provided that Seller pays to Modavox the transaction-based /“click-through”-based license fees (“Per Transaction License Fees”) described below related to Seller’s (and Seller’s clients’) use of the Modavox Patents.  Such Per Transaction License Fees will be equal to five percent (5%) of the click-through/transaction fees collected by Seller from Seller’s clients or end users related to use of the Modavox Patents.  For purposes of this paragraph, a Transaction occurs any time a consumer accesses content or information through Seller’s mobile interactive systems and services (or through a Seller sub-licensee) which information is customized for the consumer due to Seller’s use of the Modavox Patents.

h. At any time after the Closing Date, if (i) Modavox discontinues its current business operations, declares bankruptcy or experiences a liquidation event, then Seller will be granted an option to re-acquire a portion of Majority Interest (“Buy Back Option”). The Buy Back Option is defined as follows:

1. Seller will have a 30-day option to re-acquire from Modavox 44.62% of Newco in exchange for Seller returning to Modavox the number of Modavox shares issued to Seller as Majority Equity;

2. Modavox will retain 15.38% ownership interest in Newco, which is consideration for the Majority Cash as an equity investment in Newco at a pre-money value of $5,500,000;

3. Continuation of Newco’s exclusive license to Modavox patents will be subject to terms defined by Modavox and accepted by Newco; and

4. Modavox will relinquish its seat on the Newco Board of Directors and lose rights to the corresponding majority governance Control Provisions but shall gain any and all rights and privileges available to the next round of Newco equity investors, anticipated to be Series A Preferred Rights.

i. If Modavox is acquired on or before the Closing Date, the transactions described herein (including both the Basic Transaction to purchase 60% of Seller as described in Section 2 and the Option to buy the remaining 40% of Seller as described in Section 5) shall accelerate and the Closing Date for purposes of this Agreement shall mean the day before the date on which Modavox is so acquired.  In such event, (i) the purchase price to be paid on the Closing Date will be the sum of the consideration described in Section 2.4 (excluding the Majority Cash) and the consideration described in Section 5.2, and (ii) upon receipt of such consideration, Seller will have sold 100% of Newco and will not have the management rights described in Section 3 or the buy-back rights described in Section 2.4(h).

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2.	Section 2.6 of the Agreement (“Closing”) is hereby amended to read, in its entirety, as follows:

2.6           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than June 30, 2009.

3.	Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Amendment to Plan of Reorganization and Stock Purchase Agreement to be executed by their duly authorized representatives as of the Amendment Effective Date.

BUYER: MODAVOX, INC. By:___________________________________ Name:_________________________________ Tile:__________________________________	SELLER: NEW AUG, LLC By:___________________________________ Name:_________________________________ Tile:__________________________________

NEWCO:

NEW AUG, LLC (AS OWNER OF NEWCO)

By:___________________________________

Name:_________________________________

Tile:__________________________________

6

AMENDMENT NO. 3 TO

PLAN OF REORGANIZATION
AND
STOCK PURCHASE AGREEMENT

This Amendment to the Plan of Reorganization and Stock Purchase Agreement entered into by and among Modavox, Inc. (“Buyer”), a Delaware corporation, New Aug, LLC, a Delaware limited liability company (“Seller”) and Augme Mobile, Inc. (“Newco”) as of January 16, 2009, and as previously amended as of March 3, 2009 (“Amendment No. 1”) and March 31, 2009 (“Amendment No. 2”) (the “Agreement”), is approved and entered into as of June 4, 2009 (“Amendment Effective Date”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

Recitals

WHEREAS, Buyer, Seller and Newco previously entered into the Agreement;

WHEREAS, under the Agreement, Seller agreed to transfer all of the assets and operations of the Business and substantially all of the assets of Seller to Newco, and Buyer agreed to acquire, at Closing, a majority interest in Newco totalling 60% of the stock of Newco;

WHEREAS, under the Agreement, the Purchase Price to be paid by Buyer at Closing includes (but is not limited to) transferring to Newco one million dollars ($1,000,000) in operating cash (“Majority Cash”);

WHEREAS, Section 15.10 of the Agreement (“Amendment & Waivers”) permits the amendment of the Agreement by mutual written agreement; and

WHEREAS, in order to assist Seller with certain cash flow needs prior to Closing, Buyer desires to transfer to Seller as described below fifty thousand dollars ($50,000) as an advance on the Majority Cash.

Agreement

The Parties hereto consent and agree as follows:

1.	Section 2.4 of the Agreement (“Purchase Price”) is hereby amended to read, in its entirety, as follows:

2.4            Purchase Price.  The total purchase price (the “Purchase Price”) will be (i) $1,000,000 in operating cash (”Majority Cash”) transferred by Buyer to Augme, with respect to twenty five thousand dollars ($25,000) per Amendment No. 1 to the Agreement (the “Majority Cash First Installment”), two hundred and fifty thousand dollars ($250,000) per Amendment No. 2 to the Agreement (the “Majority Cash Second Installment”), and fifty thousand dollars ($50,000) per Amendment No. 3 to the Agreement (the “Majority Cash Third Installment”), and to Newco, with respect to six hundred and seventy five thousand dollars ($675,000) (the “Majority Cash Fourth Installment”) as described in Section 2.4(a) below; (ii) issuance to Seller of shares of Buyer’s common stock (MDVX: Modavox “Commons Stock”) as defined in Section 2.4(c) below  (“Majority Equity”); and (iii) grant to Newco of an exclusive, fully paid, perpetual and irrevocable license to use, including the rights to sublicense, Modavox Patent No. 6,594,691 and Patent No. 7,269,636 (the “Modavox Patents”) with respect to the business of providing mobile interactive services, including SMS, MMS, targeted mobile ad delivery and 2D/QR barcode publishing and management directly to Internet and Mobile Internet Destinations (the “Modavox Licenses”).

a. The Majority Cash will be transferred to Augme and Newco as follows: (i) with respect to the Majority Cash First Installment, to the account of Augme on or before March 8, 2009, to be used for Augme operational requirements prior to the Closing Date; (ii) with respect to the Majority Cash Second Installment, to the account of Augme on or before April 2, 2009, to be used for Augme operational requirements for the period commencing April 1, 2009, and ending June 30, 2009, (iii) with respect to the Majority Cash Third Installment,  to the account of Augme on or before June 4, 2009, to be used for Augme operational requirements for the period commencing June 4, 2009, and ending June 30, 2009, and (ii) with respect to the Majority Cash Fourth Installment, to the account of Newco on the Closing Date, which shall be no later than June 30, 2009, to be used for Newco operational requirements and the continued development of Newco business strategies, sales infrastructure, product development, and product deployment.

b. Upon the Parties’ execution of this Agreement, which date shall not be later than January 16, 2009 (the “Agreement Date”), Seller/Newco will be granted an exclusive license to use, including the right to sublicense the Modavox Patents with respect to the business of providing mobile interactive services, including SMS, MMS, targeted mobile ad delivery and 2D/QR barcode publishing and management directly to Internet and Mobile Internet destinations.

c. The share price of Modavox common stock used to calculate the number of shares required for the Majority Equity (“Acquisition Share Price”) will be the lesser of (i) $1.50 per share, or (ii) the closing price of Modavox stock on the Agreement Date, or (iii) the average closing price of Modavox stock during the 30-day period preceding Agreement Date. The number of Modavox shares included in the Majority Equity will be $2,900,000 divided by the Acquisition Share Price. (For example, if Acquisition Share Price remains $1.50 per share, the number of shares that comprise the Majority Equity would be 1,933,333 shares.)

d. Modavox has or will issue to Seller Modavox Common Stock shares, as evidenced by two (2) Common Stock Certificates, as follows: (i) a 200,000 shares certificate (the “First Certificate”); and (ii) a shares certificate for the number of shares necessary to reach the Majority Equity when combined with the First Certificate (e.g., 1,733,333 shares if the Acquisition Share Price remains $1.50 per share) (the “Second Certificate”). The First Certificate was issued to Seller following the Parties’ execution of a Letter of Intent to enter into the transaction contemplated hereunder.  Upon the Agreement Date, a lawyers trust (or lawyers trusts) will be established (i) to hold the Second Certificate until the Closing Date, at which time the Second Certificate will be delivered to Seller; and (ii) to hold a share certificate representing 60% of the common stock of Newco until the Closing Date, at which time such share certificate will be delivered to Modavox.

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e. As commitment to the success of Newco, Seller Management (i) will contract to provide services for a period of at least twelve (12) months after the Transaction Date; and (ii) will not sell any interest in Newco for a period of one year after the Closing Date.

f. Except with respect to Modavox shares evidenced by the First Certificate, all shares of Modavox common stock transferred under this Agreement will have a restricted legend limiting resale, and the restrictions will not be lifted for twelve (12) months after the Closing Date, unless a change in control or acquisition of Modavox occurs in which case the restriction is void.

g. If for any reason Modavox is unable by June 30, 2009 (or, as extended by written agreement of both Parties), to secure appropriate financing (whether by investment, acquisition and/or settlement with infringing entities in connection with pending patent and validity litigation) or otherwise fails to provide to Newco the Majority Cash Fourth Installment as described in Section 2.4(a), or, in the event Modavox is acquired on or before March 31 (or as mutually extended) as described in Section 2.4(i), Modavox fails to pay the consideration described in Section 2.4(i), then both parties agree that the purchase described in Section 2.2 (or, if applicable, in Section 2.4(i)) will not occur (and shares of Modavox and Newco held in trust as described in Section 2.4(d) above will be returned to Modavox and Seller respectively); provided, however, that the parties further agree that:

(i) Seller will retain ownership of the Modavox Common Stock evidenced and conveyed by the First Certificate;

(ii) Buyer will receive Seller common stock with a value equal to the Majority Cash First Installment ($25,000) based on a “pre-money” valuation of Seller at $5,500,000;

(iii) Buyer will receive Seller common stock with a value equal to the Majority Cash Second Installment ($250,000) based on a “pre-money” valuation of Seller at $5,500,000;

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(iv) Buyer will receive Seller common stock with a value equal to the Majority Cash Third Installment ($50,000) based on a “pre-money” valuation of Seller at $5,500,000; and

(v) Seller will retain its rights to the Modavox Licenses  as described in Section 2.4(b) provided that Seller pays to Modavox the transaction-based /“click-through”-based license fees (“Per Transaction License Fees”) described below related to Seller’s (and Seller’s clients’) use of the Modavox Patents.  Such Per Transaction License Fees will be equal to five percent (5%) of the click-through/transaction fees collected by Seller from Seller’s clients or end users related to use of the Modavox Patents.  For purposes of this paragraph, a Transaction occurs any time a consumer accesses content or information through Seller’s mobile interactive systems and services (or through a Seller sub-licensee) which information is customized for the consumer due to Seller’s use of the Modavox Patents.

h. At any time after the Closing Date, if (i) Modavox discontinues its current business operations, declares bankruptcy or experiences a liquidation event, then Seller will be granted an option to re-acquire a portion of Majority Interest (“Buy Back Option”). The Buy Back Option is defined as follows:

1. Seller will have a 30-day option to re-acquire from Modavox 44.62% of Newco in exchange for Seller returning to Modavox the number of Modavox shares issued to Seller as Majority Equity;

2. Modavox will retain 15.38% ownership interest in Newco, which is consideration for the Majority Cash as an equity investment in Newco at a pre-money value of $5,500,000;

3. Continuation of Newco’s exclusive license to Modavox patents will be subject to terms defined by Modavox and accepted by Newco; and

4. Modavox will relinquish its seat on the Newco Board of Directors and lose rights to the corresponding majority governance Control Provisions but shall gain any and all rights and privileges available to the next round of Newco equity investors, anticipated to be Series A Preferred Rights.

i. If Modavox is acquired on or before the Closing Date, the transactions described herein (including both the Basic Transaction to purchase 60% of Seller as described in Section 2 and the Option to buy the remaining 40% of Seller as described in Section 5) shall accelerate and the Closing Date for purposes of this Agreement shall mean the day before the date on which Modavox is so acquired.  In such event, (i) the purchase price to be paid on the Closing Date will be the sum of the consideration described in Section 2.4 (excluding the Majority Cash) and the consideration described in Section 5.2, and (ii) upon receipt of such consideration, Seller will have sold 100% of Newco and will not have the management rights described in Section 3 or the buy-back rights described in Section 2.4(h).

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2.	Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Amendment to Plan of Reorganization and Stock Purchase Agreement to be executed by their duly authorized representatives as of the Amendment Effective Date.

BUYER: MODAVOX, INC. By:_________________________________________ Name:_______________________________________ Tile:________________________________________	SELLER: NEW AUG, LLC By:_________________________________________ Name:_______________________________________ Tile:________________________________________

NEWCO:

NEW AUG, LLC (AS OWNER OF NEWCO)

By:_________________________________________

Name:_______________________________________

Tile:________________________________________

5

AMENDMENT NO. 4 TO

PLAN OF REORGANIZATION
AND
STOCK PURCHASE AGREEMENT

This Amendment No. 4 to the Plan of Reorganization and Stock Purchase Agreement entered into by and among Modavox, Inc. (“Buyer”), a Delaware corporation, New Aug, LLC, a Delaware limited liability company (“Seller”) and Augme Mobile, Inc. (“Newco”) as of January 16, 2009 (the “Agreement”), is approved and entered into as of June 30, 2009 (“Amendment Effective Date”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

Recitals

WHEREAS, Buyer, Seller and Newco previously entered into the Agreement;

WHEREAS, Section 15.10 of the Agreement (“Amendment & Waivers”) permits the amendment of the Agreement by mutual written agreement; and

WHEREAS, in order to assist Seller and Buyer in satisfying their obligations prior to Closing, the Parties desire to amend/extend the Closing Date by ten (10) days as defined below.

Agreement

The Parties hereto consent and agree as follows:

1.           Section 2.6 (“Closing Date”) is hereby amended to read in its entirety as follows:

2.6           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than July 10, 2009.

2.	Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Amendment to Plan of Reorganization and Stock Purchase Agreement to be executed by their duly authorized representatives as of the Amendment Effective Date.

BUYER: MODAVOX, INC. By:_______________________________ Name:_____________________________ Tile:______________________________	SELLER: NEW AUG, LLC By:_______________________________ Name:_____________________________ Tile:______________________________

NEWCO:

NEW AUG, LLC (AS OWNER OF NEWCO)

By:_______________________________

Name:_____________________________

Tile:______________________________

2